Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
FIRST QUARTER 2009 RESULTS
NEW ALBANY, OHIO, April 29, 2009 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $108.5 million for the first quarter ended March 31, 2009, compared to revenues of $197.0 million for the first quarter of 2008. Operating loss for the first quarter was ($18.4) million compared to operating income of $11.5 million for the first quarter of 2008. Net loss was ($19.4) million for the quarter, or ($0.89) per diluted share, compared to net income of $0.5 million, or $0.02 per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.7 million compared to 21.6 million for the prior-year period.
“Market conditions for the first quarter of this year have reduced our revenues by approximately 45 percent from the same period last year. This level of top line reduction requires aggressive cost containment actions which we are continuing to identify and put into place,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “While our results were impacted in the first quarter due to the initial cost and timing of these actions, we are very pleased with our cash and liquidity position and we are optimistic about their positive impacts as we look toward the balance of this year and beyond,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period decreased by approximately $88.5 million due primarily to the global economic recession impacting the Company’s North American, European and Asian end markets. Included in the Company’s results for the first quarter of 2009 is $1.7 million in restructuring charges relating to previously announced plant consolidations and closings, along with reductions in workforce.
Net debt (calculated as total debt less cash and cash equivalents) was $160.2 million at March 31, 2009, when compared to $157.6 million at December 31, 2008. Capital expenditures were $1.7 million, or 1.6% of revenues, for the three-month period ending March 31, 2009.
“The magnitude of these market condition changes makes them very difficult to overcome in short order. Thus our focus has been on immediate cost reduction actions and cash-based initiatives such as the elimination of fixed costs through restructuring actions, reduced capital spending, aggressive inventory reductions and overall working capital improvements,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group.  “These actions are key drivers behind our success of achieving a neutral cash position through the first quarter of this year despite a $6.0 million bond interest payment and the cost of our new asset based loan agreement,” added Mr. Utrup.
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The Company is not providing revenue or earnings estimates; however, it does expect to comply with its financial covenant requirements for the full year 2009 at this time.
A conference call to review first quarter results is scheduled for Thursday, April 30, 2009, at 10:00 a.m. ET. To participate, dial (888) 680-0869 using access code 54733716. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=P46FFMHMF
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 47691683.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to financial covenant compliance or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) ) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; and (vii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)	(unaudited)
REVENUES	$108,530	$197,004
COST OF REVENUES	111,779	176,239

Gross (Loss) Profit	(3,249)	20,765
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,343	15,018
AMORTIZATION EXPENSE	97	345
GAIN ON SALE OF LONG LIVED ASSET	—	(6,075)
RESTRUCTURING COSTS	1,712	—

Operating (Loss) Income	(18,401)	11,477
OTHER (INCOME) EXPENSE	(4,892)	9,698
INTEREST EXPENSE	3,644	3,907
LOSS ON EARLY EXTINGUISHMENT OF DEBT	795	—

Loss Before Provision for Income Taxes	(17,948)	(2,128)
PROVISION (BENEFIT) FOR INCOME TAXES	1,456	(2,600)

Net (Loss) Income	$(19,404)	$472

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(0.89)	$0.02

Diluted	$(0.89)	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,746	21,537

Diluted	21,746	21,641

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,350	$7,310
Accounts receivable, net	71,754	100,898
Inventories, net	71,238	90,782
Prepaid expenses	16,619	20,428

Total current assets	164,961	219,418

PROPERTY, PLANT AND EQUIPMENT, net	86,899	90,392
INTANGIBLE ASSETS, net	34,514	34,610
OTHER ASSETS, net	12,989	10,341

TOTAL ASSETS	$299,363	$354,761

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$15,537	$81
Accounts payable	47,494	73,451
Accrued liabilities, other	36,228	43,417

Total current liabilities	99,259	116,949

LONG-TERM DEBT, net of current maturities	150,014	164,814
PENSION AND OTHER POST-RETIREMENT BENEFITS	19,847	19,885
OTHER LONG-TERM LIABILITIES	6,525	9,171

Total liabilities	275,645	310,819

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,746,415 shares issued and outstanding	217	217
Treasury stock purchased from employees; 46,474 shares	(455)	(455)
Additional paid-in capital	181,619	180,848
Retained (loss) earnings	(137,715)	(118,311)
Accumulated other comprehensive loss	(19,948)	(18,357)

Total stockholders’ investment	23,718	43,942

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$299,363	$354,761

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